                                                                    Exhibit 99.1
Name and Address of Reporting Person:          Andrew Dax McDavid
                                               1401 Lawrence Street
                                               Suite 1750
                                               Denver, CO 80202

Issuer Name and Ticker or Trading Symbol:      Sitio Royalties Corp. [STR]

Date of Earliest Transaction Required          December 29, 2022
to be Reported (Month/Day/Year):

                            Explanation of Responses

1.      On December 29, 2022 (the "Closing Date"), pursuant to the Agreement and
        Plan of Merger, dated as of September 6, 2022 (as amended from time to time, the "Merger Agreement"), by and among Sitio Royalties Corp. (f/k/a
        Snapper Merger Sub I, Inc., the "Issuer"), STR Sub Inc. (f/k/a Sitio
        Royalties Corp., "Old Sitio"), Sitio Royalties Operating Partnership, LP
        ("Opco LP"), MNRL Sub Inc. (f/k/a Brigham Minerals, Inc., "MNRL"),
        Brigham Minerals Holdings, LLC ("Opco LLC"), Snapper Merger Sub IV, Inc.
        ("MNRL Merger Sub"), Snapper Merger Sub V, Inc. ("Sitio Merger Sub") and
        Snapper Merger Sub II, LLC, the Issuer acquired MNRL in an all-stock transaction through a series of mergers (collectively, the
        "Transaction") including the merger of MNRL Merger Sub with and into
        MNRL (the "MNRL Merger"), with MNRL surviving as a wholly owned subsidiary of the Issuer. Old Sitio and MNRL became direct wholly owned subsidiaries of the Issuer as a result of the Transaction.

2.      Pursuant to the Merger Agreement, immediately prior to the effective time of the MNRL Merger (the "First Effective Time"), each outstanding award of performance-based restricted stock units of MNRL granted prior to January 1, 2022 (each, a "Pre-2022 PSU Award") pursuant to the MNRL
        2019 Long Term Incentive Plan (as amended from time to time, the "2019
        Plan") vested based on the actual level of achievement as of the performance period ending immediately prior to the First Effective Time.
        Each vested share relating to a Pre-2022 PSU Award was treated as a share of Class A common stock, par value $0.01 per share, of MNRL (the
        "MNRL Class A Common Stock") for purposes of the Merger Agreement, which means that such vested share was converted into the right to receive
        1.133 shares of Class A common stock, par value $0.0001 per share, of the Issuer (the "Class A Common Stock"). On December 28, 2022 (the day
        prior to the Closing Date), the closing price of one share of the MNRL
        Class A Common Stock was $32.50.

3.      Pursuant to the Merger Agreement, immediately prior to the First
        Effective Time, each outstanding award of performance-based restricted stock units of MNRL granted on or after January 1, 2022 (each, a "2022
        PSU Award") pursuant to the 2019 Plan was converted into an award (the
        "Converted PSU Awards"), on the same terms and conditions (other than the performance-based vesting conditions) applicable to such 2022 PSU
        Award immediately prior to the First Effective Time, that relates to a number of shares of Class A Common Stock equal to the product of (i) the number of shares of the MNRL Class A Common Stock subject to such award as of immediately prior to the First Effective Time (with any performance conditions deemed achieved at the level determined based on actual performance as of immediately prior to the First Effective Time, which was equal to 200% of target) and (ii) 1.133. Prior to the consummation of the Transaction, the Board of Directors of MNRL elected to accelerate the vesting of the Reporting Person's Converted PSU Awards in full as of the Closing Date. On December 28, 2022 (the day prior to the Closing Date), the closing price of one share of the MNRL Class A
        Common Stock was $32.50.

4.      Pursuant to the Merger Agreement, each outstanding award of time-based restricted stock units (each, an "RSU Award") of MNRL (i) granted prior to January 1, 2022 (the "Pre-2022 RSU Awards"), each of which vested in full immediately prior to the First Effective Time and the shares subject to such RSU Awards were treated as shares of MNRL Class A Common
        Stock for purposes of the Merger Agreement (which means that such shares were converted into the right to receive 1.133 shares of Class A Common
        Stock) and (ii) each RSU Award granted on or after January 1, 2022, each of which was converted into an award (the "Converted RSU Awards"), on the same terms as conditions applicable to such RSU Award immediately prior to the First Effective Time, that relates to a number of shares of
        Class A Common Stock equal to the product of (x) the number of shares of
        MNRL Class A Common Stock subject to such award as of immediately prior to the First Effective Time and (y) 1.133. Prior to the consummation of the Transaction, the Board of Directors of MNRL elected to accelerate the vesting of the Reporting Person's Converted RSU Awards in full as of the Closing Date.

5.      Pursuant to the Merger Agreement, at the First Effective Time, each share of MNRL Class A Common Stock, issued and outstanding immediately prior to the First Effective Time was converted into the right to receive 1.133 fully-paid and nonassessable shares of the Issuer's Class
        A Common Stock. On December 28, 2022 (the day prior to the Closing
        Date), the closing price of one share of the MNRL Class A Common Stock was $32.50.

6.      Includes 10,953 restricted stock units ("RSUs") granted to the Reporting
        Person pursuant to the Sitio Royalties Corp. Long Term Incentive Plan.
        Each RSU represents a contingent right to receive one share of the
        Issuer's Class A Common Stock. The RSUs will vest in full on December
        29, 2024, subject to the Reporting Person's continuous service through such date.

7.      Pursuant to the Merger Agreement, at the First Effective Time, each share of Class B common stock, par value $0.01 per share, of MNRL issued and outstanding immediately prior to the First Effective Time was converted into the right to receive 1.133 fully-paid and nonassessable shares of Class C common stock, par value $0.0001 per share, of the
        Issuer ("Class C Common Stock").

8.      Pursuant to the Merger Agreement, at the effective time of the Opco
        Merger (the "Second Effective Time"), each unit of Opco LLC, of which
        MNRL is the managing member, issued and outstanding immediately prior to the Second Effective Time was converted into the right to receive 1.133 units of Opco LP ("Opco LP Units"). The terms of the Third Amended and
        Restated Agreement of Limited Partnership of Opco LP provide that, subject to certain restrictions contained therein, each holder of Opco
        Units (other than the Issuer) generally has the right to cause Opco LP to redeem all or a portion of its Opco LP Units (the "Redemption Right")
        in exchange for shares of the Issuer's Class A Common Stock on a one-
        for-one basis or, at Opco LP's election, an equivalent amount of cash.
        The Issuer may, at its option, effect a direct purchase of such Opco LP
        Units for shares of the Issuer's Class A Common Stock in lieu of such a redemption by Opco LP. Upon the future redemption or sale of Opco LP
        Units pursuant to the Redemption Right, a corresponding number of shares of the Issuer's Class C Common Stock and Opco LP Units will be cancelled. The Opco LP Units and the right to exercise the Redemption
        Right have no expiration date.